EXHIBIT 10.6

AMENDMENT NO. 3
TO THE
DEAN FOODS COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2005)

This Amendment No. 3 is executed by Dean Foods Company (the “Company”).

WHEREAS, the Company established the Dean Foods Company Supplemental Executive Retirement Plan (the “Plan”) for the benefit of employees of the Company or its subsidiaries who receive salaries and bonuses in excess of the amount which may be taken into account under the Dean Foods Company 401(k) Plan;

WHEREAS, the Plan was most recently amendment and restated to be effective January 1, 2005;

WHEREAS, the Plan has been amended on two prior occasions;

WHEREAS, the Company now desires to amend the Plan to revise the eligibility requirements to provide that the Compensation Committee of the Board of Directors of the Company (or its delegee) must designate which eligible employees will become participants in the Plan; and

WHEREAS, Article IX of the Plan authorizes the Company to amend the Plan.

NOW, THEREFORE, effective January 1, 2011, the Plan is hereby amended as follows:

1.	Section 1.12 of the Plan is deleted in its entirety and is replaced as follows:

“1.12 ‘Participant’ shall mean an individual who (i) has Excess Compensation during a Plan Year, and (ii) is designated by the Committee (or its appointed delegee) as being eligible to participate in the Plan, or (iii) has an Account as a result of having Excess Compensation in a prior Plan Year on or after January 1, 2005. Notwithstanding the preceding, an individual who is a Participant solely as a result of subsection (iii) shall not be eligible to receive additional credits to such Participant’s Account under Article III hereof unless such individual has also been designated as a Participant by the Committee (or its appointed delegee) under subsection (ii) after meeting the requirements of subsection (i) for the current (or a prior) Plan Year, provided, that any Participant who has satisfied the requirements of subsection (i) and been appointed by the Committee (or its appointed delegee) as a Participant in this Plan under subsection (ii) shall continue to be a Participant until such time as the Committee (or its appointed delegee) revokes such participation.”

This Amendment no. 3 has been executed on behalf of the Company by a duly authorized officer on this 29th day of December, 2010 to be effective January 1, 2011.

DEAN FOODS COMPANY

/S/ MELINDA SCISSORS CONLEY
Melinda Scissors Conley
VP, Total Rewards